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                                                                     EXHIBIT K-1

                                SCANA CORPORATION

                         Consolidated Federal Income Tax
                               Calendar Year 2002
                             (Dollars in Thousands)

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

                                                Scenario 1            Scenario 2            Scenario 3        Difference between
                                             Separate Return        Current Alloc.       Proposed Alloc.        Current Alloc.
                                                                 Method (Section 45C)         Method         Method and Proposed
                                                                                                                Alloc. Method
                                             ---------------     -------------------     ---------------     -------------------
SCANA                                            $(9,161)                     -              $(9,161)              $(9,161)
SCE&G                                              61,764                59,016                61,764                 2,748
S.C. Generating Co.                                 4,422                 4,225                 4,422                   197
S.C. Fuel Co.                                     (2,873)               (2,873)               (2,873)                     -
S.C. Pipeline SubConsolidated Group                   186                   178                   186                     8
SCANA Communications SubConsolidated              125,134               119,566               125,134                 5,568
Group
SCANA Petroleum                                     (938)                 (938)                 (938)                     -

SCANA Development                                      72                    68                    72                     3
SCANA EM SubConsolidated Group                      2,044                 1,953                 2,044                    91
Primesouth SubConsolidated Group                    4,222                 4,034                 4,222                   188
PSNC SubConsolidated Group                          7,273                 6,950                 7,273                   324


Service Care                                          760                   726                   760                    34
SCANA Resources                                      (85)                  (85)                  (85)                     -
SCG Pipeline                                            -                     -                     -                     -
SCANA Services Co.                                  (509)                 (509)                 (509)                     -

Total                                            $192,310              $192,310              $192,310                     -

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NOTE 1: Tax allocations not performed below subconsolidated group levels.

NOTE 2: The effect on 2002 of the proposed allocation method would have resulted in no allocation of tax benefits from SCANA to its subsidiaries. The tax benefit of $9.0 million arising from the interest expense on the Acquisition Debt discussed previously would eliminate SCANA's tax expense reflected above.

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